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Pricing Supplement dated September 23, 1997          Pursuant to Rule 424(b)(3)
(To Prospectus dated December 6, 1996 and            File No. 333-14401
Prospectus Supplement dated December 6, 1996

                      COLONIAL REALTY LIMITED PARTNERSHIP
                        Medium-Term Notes - Fixed Rate

                             CUSIP No. 195896 AE 5

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Aggregate Principal Amount: $25,000,000         Interest Rate: 6.98%

Agents Discount or Commission .60%              Stated Maturity Date: 9/26/05

Net Proceeds to Issuer $24,850,000              Original Issue Date: 9/26/97
================================================================================


Interest Payment Dates: June 15 and December 15, commencing on December 15, 1997

Redemption:

[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[_] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the principal amount

Optional Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date
[_] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Option Repayment Dates:
    Repayment Price: ___%

Currency:
    Specified Currency: U.S. Dollars
        (If other than U.S. dollars, see attached)
    Minimum Denominations: $1,000
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: [_] Yes  [X] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book-Entry [_] Certificated

Principal Amount offered to or through each agent,

$10,000,000 Lehman Brothers, Inc. acting as [X] agent [_] principal $15,000,000 USB Securities LLC, acting as [_] agent [X] principal

If as principal:

    [_] The Notes are being offered at varying prices related to prevailing market prices at the time of resale

    [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions: